EXHIBIT 99

May 1, 1997

Mr. Robert Hancox, Jr.                    Mr. Charles E. Miller, Jr.
Chairman and Chief                        President and Chief
  Executive Officer                         Operating Officer
LaSalle Group, Inc.                       Consumers Acquisition Corp.
1822 Spruce Street                        1822 Spruce Street
Philadelphia, PA 19103                    Philadelphia, PA 19103


RE:   Waiver of Termination and Non-Solicitation Provisions


Dear Bob and Charlie:

In accordance with Article V, Section 5.4 of the Agreement and Plan of Merger as amended by letter agreements among the parties dated January 8, 1997 and March 31, 1997 (the Agreement ), this letter serves to confirm in writing the agreement among Consumers Financial Corporation ( Consumers ), LaSalle Group, Inc. ( LaSalle ) and Consumers Acquisition Corp. ( CAC ) to forbear on exercising their respective right to terminate the Agreement until after June 15, 1997, provided that LaSalle and CAC agree to waive the enforcement of
Section 3.5 of Article III of the Agreement after May 15, 1997 to allow Consumers to receive or solicit, directly or indirectly, offers from third parties for the sale of its assets or shares of its capital stock, in the event LaSalle has neither received sufficient cash funds in its account nor provided evidence of sufficient cash funds satisfactory to Consumers by May 15, 1997, in order to obtain all required regulatory approvals and consummate the Merger under the terms of the Agreement.

Please indicate your acknowledgment and agreement to the waiver by signing in the space provided below.

Very truly yours,

/S/ James C. Robertson

James C. Robertson

Acknowledged and agreed to this 2nd day of May, 1997.

LASALLE GROUP, INC.                       CONSUMERS ACQUISITION CORP.

/S/ Robert E. Hancox                      /S/ Charles E. Miller, Jr.

Chairman and Chief                        President and Chief
Executive Officer                         Operating Officer